UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 31, 2016

KEMET Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-15491	57-0923789
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2835 KEMET Way, Simpsonville, SC	29681
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (864) 963-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05    COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

On August 31, 2016, KEMET Electronics Corporation, a wholly-owned subsidiary of KEMET Corporation (the “Company”) made the decision to wind down operations of its wholly-owned subsidiary, KEMET Foil Manufacturing, LLC (“KFM”). Operations at KFM’s Knoxville, Tennessee plant are expected to end as of October 31, 2016. KFM supplies formed foil to the Company’s Film & Electrolytic Business Group (“FEBG”), as well as to certain third party customers. The Company anticipates that FEBG will achieve significant raw material cost savings by purchasing its formed foil from suppliers that have the advantage of lower utility costs. The Company expects to achieve annual cost savings related to these actions of approximately $2.5 to $3.0 million beginning in the third quarter of fiscal year 2017.

This action will result in a pre-tax charge during the second fiscal quarter ending September 30, 2016 of $6.0 to $9.1 million relating to the wind down consisting of a non-cash impairment charge of approximately $5.0 to $5.6 million; cash severance charges of $0.5 million for approximately 20 employees; and anticipated cash charges for contract termination costs in the range of $0.5 to $3.0 million.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 7, 2016	KEMET Corporation

By:	/s/ WILLIAM M. LOWE, JR.
William M. Lowe, Jr.
Executive Vice President and
Chief Financial Officer